Nicor Inc.
                                                                       Form 8-K
                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION
August 19, 2005                        Financial Contact:  Mark Knox, re: N-941
                                                           630 388-2529

                                       Media Contact:      Don Ingle
                                                           630 388-2939


ADMINISTRATIVE LAW JUDGES ISSUE PROPOSED RATE ORDER

Naperville, IL - Nicor Inc. (NYSE: GAS) announced that on August 17, 2005, the Administrative Law Judges (ALJs) issued a proposed order in the Nicor Gas rate case that currently is pending before the Illinois Commerce Commission
(ICC). The proposed order recommends a revenue requirement increase of approximately $54.7 million, a rate of return on rate base of 8.90 % and a rate of return on equity of 10.59%. Because the proposed order shifts certain revenues and credits between base rates and Nicor Gas' purchase gas adjustment rider, Nicor Gas estimates that the proposed net revenue increase is approximately $36 million when evaluated on a basis comparable to its requested net revenue increase of $77.6 million. Nicor Inc. estimates each $10 million of increase in Nicor Gas' revenue would increase Nicor Inc.'s annualized earnings per share by approximately $0.14. The proposed order is a recommendation by the ALJs, and Nicor Gas and other parties to the proceeding will have the opportunity to file written briefs to identify points where they agree or disagree with the proposed order. After considering these briefs, the ALJs may modify the proposed order and will submit their recommendation to the ICC commissioners. The ICC commissioners will then make the final decision on Nicor Gas' rate increase request and that decision may differ from the ALJs' recommendation. That final decision is expected to be issued no later than October 2, 2005.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

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Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of this date. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

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